EXHIBIT 99.1

BioCryst Strengthens Cash Position With Flexible $100 Million Debt Facility

—New loan facility increases to $50 million to further extend cash runway—

—Additional $30 million available at company option following positive Phase 3 APeX-2 data—

—Another $20 million available at company option following NDA approval of BCX7353 for HAE prophylaxis—

RESEARCH TRIANGLE PARK, N.C., Feb. 06, 2019 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq:BCRX) announced today that the company has entered into a $100 million secured loan facility (new loan facility) with MidCap Financial Trust (MidCap) pursuant to the terms and conditions of an amended and restated credit and security agreement.

The new loan facility replaces an existing $30 million secured loan facility with MidCap, provides $20 million of immediate additional non-dilutive capital to extend the company’s cash runway and provides financial flexibility to draw another $50 million of milestone-based non-dilutive capital at the company’s option.

“This non-dilutive financing provides BioCryst with significant additional financial flexibility, at our discretion, as we move through the topline BCX7353 APeX-2 data readout, NDA filing and our launch preparations,” said Tom Staab, chief financial officer of BioCryst.

Under the terms and conditions of the amended and restated credit and security agreement, BioCryst immediately accesses $50 million of the new loan facility, adding $20 million of non-dilutive cash.

An additional $30 million is available to BioCryst, at the company’s option, following positive data from APeX-2 that is sufficient to file a new drug application (NDA). To achieve this milestone, BioCryst must publicly announce its intention to file an NDA with the U.S. Food and Drug Administration (FDA) based on data which meets the primary endpoint on at least one dose level in APeX-2. BioCryst plans to report topline 24-week safety and efficacy data from the APeX-2 clinical trial in the second quarter of 2019.

Upon FDA approval of BCX7353 for hereditary angioedema (HAE) prophylaxis, BioCryst has the option to draw an additional $20 million. BioCryst intends to file an NDA for BCX7353 by the end of 2019.

The terms of the new loan facility provide that BioCryst will be in an interest-only payment period through June 2020, with straight-line principal payments for 30 months commencing on July 1, 2020.  The interest rate is consistent with the existing loan facility and will be a variable interest rate (LIBOR + 8%) with a LIBOR floor of 0.5%.  At closing, BioCryst received an additional $20 million of principal, paid MidCap an origination fee of $350,000, an administrative fee of approximately $90,000 and an $80,000 exit fee accrued under the existing loan facility.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals discovers novel, oral small-molecule medicines that treat rare diseases in which significant unmet medical needs exist and an enzyme plays a key role in the biological pathway of the disease. BioCryst has several ongoing development programs including BCX7353, an oral treatment for hereditary angioedema, galidesivir, a potential treatment for Marburg virus disease and Yellow Fever, and a preclinical program to develop oral ALK-2 inhibitors for the treatment of fibrodysplasia ossificans progressiva. RAPIVAB® (peramivir injection), a viral neuraminidase inhibitor for the treatment of influenza, is BioCryst's first approved product and has received regulatory approval in the U.S., Canada, Australia, Japan, Taiwan, Korea and the European Union. Post-marketing commitments for RAPIVAB are ongoing. For more information, please visit the Company's website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: Our Credit Agreement contains restrictions that limit our flexibility in operating our business; these restrictions could cause us to be unable to pursue business opportunities that we or our stockholders may consider beneficial without the lender’s permission or without repaying all Credit Agreement obligations; the funding of future tranches requires satisfaction of additional conditions and may not be available as expected. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

BCRXW

Contact:
John Bluth
+1 919 859 7910
jbluth@biocryst.com